Exhibit 1.5

FORM OF SUPPORT AND VOTING AGREEMENT

March 5, 2019

SEMAFO Inc.

100, Alexis-Nihon Boulevard

7th Floor

Saint-Laurent, Quebec

H4M 2P3

Dear Sirs/Mesdames:

Re:	Lock-Up, Support and Voting Agreement

The undersigned understands that concurrently with the entering into of this lock-up and support and voting agreement (the Agreement), SEMAFO Inc. (SEMAFO) and Savary Gold Corp. (Savary) have entered into a combination agreement (the Combination Agreement) in accordance with the provisions of the Business Corporations Act (Ontario) providing for, inter alia, the amalgamation of Savary and a newly incorporated wholly-owned subsidiary of SEMAFO, subject to the terms and conditions of the Combination Agreement, as a result of which the amalgamated entity (Amalco) shall become a wholly-owned subsidiary of SEMAFO (the Amalgamation). The undersigned is the beneficial owner of the securities set forth on the signature page hereof (collectively, the Subject Securities).

All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Combination Agreement. All references herein to the Combination Agreement or any portion thereof refer to the Combination Agreement as amended, modified, restated or waived.

In consideration of SEMAFO entering into the Combination Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows.

1.	Agreement to Support the Amalgamation

The undersigned hereby agrees (and acknowledges that SEMAFO is relying upon these covenants in connection with the entering into of this Agreement and the Combination Agreement) from the date hereof until the earlier of (i) the Effective Time, and (ii) the date the Combination Agreement is terminated in accordance with its terms:

(a)

to exercise or cause to be exercised all voting rights attached to the issued and outstanding common shares of Savary (Savary Shares) comprising the Subject Securities and any other Savary Shares which it may then beneficially own or over which it may then exercise control or direction, (i) in favour of the Amalgamation and any other matters which are necessary for the consummation of the Amalgamation at any meeting of shareholders of Savary held to consider the Amalgamation or any adjournment or postponement thereof; and (ii) against any proposed matter, action or agreement which could impede, interfere with or delay in any material respect, or in any way adversely affect the completion of the Amalgamation or any other transactions contemplated by the Combination Agreement, including any Acquisition Proposal, at any meeting of shareholders of Savary called for the purpose of considering same or any adjournment or postponement thereof (or in any action for such purpose by written consent of the shareholders of Savary); provided that, subject to Section 9 hereof, nothing in this

Agreement shall obligate the undersigned to vote (by proxy or otherwise) or consent to any resolution to amend this Agreement or the Combination Agreement which would have the effect of reducing or changing the form of consideration to be received for the Savary Shares pursuant to the Combination Agreement;

(b)

if requested by SEMAFO, acting reasonably, to deliver or cause to be delivered to Savary, promptly, duly executed proxies or voting instruction forms voting in favour of the Amalgamation, which shall not be revoked or withdrawn without the prior written consent of SEMAFO;

(c)

except as contemplated by the Combination Agreement, not to, directly or indirectly, acquire or seek to acquire Savary Shares or other voting securities of Savary, or sell, option for sale, offer, assign, transfer, dispose of, pledge, hypothecate, alienate, grant a security interest in, encumber or tender to offer, transfer any economic interest (directly or indirectly) or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities or any right or interest therein (legal or equitable) to any Person or agree to do any of the foregoing, other than pursuant to the Amalgamation, provided, however, that nothing contained herein shall prohibit the undersigned from (i) exercising any options or warrants for Savary securities, as applicable, or (ii) transferring Savary Shares to a corporation, family trust, registered saving retirement plan or other entity directly or indirectly owned or controlled by the undersigned or under common control with or controlling the undersigned provided that (A) such transfer shall not relieve or release the undersigned of or from its obligations under this Agreement, (B) the said transferee agrees in writing with SEMAFO to be bound by this Agreement for the remainder of its term, and (C) prompt written notice of such transfer is provided;

(d)

except to the extent contemplated by this Agreement, not grant any proxy, power of attorney or other right to vote the Subject Securities, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Savary shareholders or give consents or approval of any kind with respect to any of the Subject Securities or agree to do any of the foregoing;

(e)	not to, directly or indirectly:

i.

take any action which could materially impede, interfere with or delay, postpone, hinder, prevent, render more costly to SEMAFO, or challenge, or in any way adversely affect the success or completion of the Amalgamation or any other transactions contemplated by the Combination Agreement;

ii.

solicit, assist, initiate, encourage, permit or promote, any inquiries, proposals, expressions of interest, or offers, or make or participate in or take any action or the initiation thereof, in each case whether publicly or otherwise (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records, or permitting any visit to any facilities or entering into any form of agreement, arrangement or understanding), that constitute or may reasonably be expected to constitute or lead to, result in or facilitate an Acquisition Proposal;

iii.

enter into, engage, continue or participate in any negotiations or discussions regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, result in or facilitate an Acquisition Proposal;

iv.	requisition or join in the requisition of any meeting of the securityholders of Savary for the purpose of considering any resolution;

v.	solicit proxies or become a participant in a solicitation in opposition to or competition with SEMAFO in connection with the Amalgamation;

vi.	act jointly or in concert with others with respect to voting securities of Savary for the purpose of opposing or competing with SEMAFO in connection with the Amalgamation;

vii.	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal; or

viii.	cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing;

(f)

to immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than SEMAFO) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, result in or facilitate an Acquisition Proposal; and

(g)

to promptly notify SEMAFO of the amount of any debt or equity securities or other interests in Savary of which the beneficial ownership, or the control or direction, is acquired by the undersigned, to the extent permitted to do so, after the date hereof (including through the exercise of stock options or warrants). Any such securities or other interests shall be subject to the terms of this Agreement as though owned by the undersigned on the date hereof and shall be deemed to be included in the definition of “Subject Securities.” Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of Savary affecting the securities of Savary, the number of securities constituting Subject Securities shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any securities of Savary beneficially owned, or controlled or directed, by the undersigned.

2.	Superior Proposal

Notwithstanding anything to the contrary herein, the undersigned may tender the Subject Securities to a Superior Proposal or vote in favour of a Superior Proposal if and only if (i) there has occurred a Change in Savary Recommendation, or (ii) the Combination Agreement has been terminated in accordance with its terms. In the event a Superior Proposal has expired without being completed and any Subject Securities have not been acquired pursuant to such Superior Proposal, then provided that the Combination Agreement has not been terminated, this Section 2 shall cease to apply and the undersigned shall again immediately support, and cause to be supported, the completion of the Amalgamation in accordance with the terms and conditions of this Agreement.

3.	Dissent Rights

The undersigned irrevocably and unconditionally covenants and agrees not to, directly or indirectly, exercise or cause to be exercised any dissent or appraisal rights in respect of the Subject Securities in connection with the Amalgamation or otherwise oppose in any manner the treatment of any Subject Securities pursuant to the Amalgamation.

4.	Fiduciary Duties

Notwithstanding any provision of this Agreement to the contrary, the undersigned is bound hereunder solely in its, his or her capacity as a securityholder of Savary and the provisions hereof shall not be deemed or interpreted to bind the undersigned in its, his or her capacity as a director or officer of Savary, if applicable. The undersigned, and, as applicable, any shareholder, officer or director of the undersigned that is a director or officer of Savary or any subsidiary thereof, shall not be limited or restricted in any way whatsoever in the exercise of his or her fiduciary duties as a director or officer, as applicable, of Savary or any subsidiary thereof.

5.	Representation and Warranties of the Undersigned

The undersigned hereby represents and warrants as follows, and acknowledges that SEMAFO is relying upon these representations and warranties in connection with the entering into of this Agreement and the Combination Agreement:

(a)	the undersigned has the capacity and has received all requisite approvals to execute and deliver this Agreement and perform his, her or its obligations hereunder;

(b)

this Agreement has been duly executed and delivered by the undersigned and, assuming the due authorization, execution and delivery by SEMAFO, constitutes a legal, valid and binding obligation, enforceable by SEMAFO against the undersigned in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity;

(c)

the undersigned is the sole and unconditional beneficial owner of the Subject Securities with good and valid title thereto, free and clear of all liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever and has the sole right to sell and vote all of the Subject Securities;

(d)

except for SEMAFO pursuant to the terms of the Combination Agreement, no person has any written or oral agreement, warrant or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such, for the purchase, acquisition or transfer from the undersigned of any of the Subject Securities or any interest therein or right thereto;

(e)	the only securities of Savary beneficially owned, or controlled or directed, directly or indirectly, by the undersigned on the date hereof are the Subject Securities;

(f)	neither the execution and delivery of this Agreement by the undersigned, nor the compliance by the undersigned with any of the provisions hereof will:

i.

result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, modification, acceleration, purchase or right of first refusal) under any of the terms, conditions or provisions of (i) any constating documents of the undersigned, as applicable or (ii) any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which the undersigned is a party or by which the undersigned or any of the undersigned’s properties or assets (including the Subject Securities) may be bound;

ii.	require on the part of the undersigned any filing with (other than pursuant to the requirements of applicable securities legislation (which filings the undersigned will undertake)) or permit, authorization, consent or approval of any governmental entity or any other Person; or

iii.

subject to compliance with any approval contemplated by the Combination Agreement and applicable laws, violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the undersigned or any of its properties or assets;

(g)

there is no legal or governmental action, suit, proceeding, claim, arbitration or investigation pending, or, to the knowledge of the undersigned, threatened against the undersigned or any of the undersigned’s properties or assets (including the Subject Securities) that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the undersigned’s ability to consummate the transactions contemplated in this Agreement. There is no judgment or order against the undersigned or any of the undersigned’s properties or assets (including the Subject Securities) that could prevent impede or delay in any material respect any of the transactions contemplated in this Agreement, or that could reasonably be expected to have an adverse effect on the undersigned’s ability to consummate the transactions contemplated by this Agreement; and

(h)

none of the Subject Securities held by the undersigned is the subject of any commitment, undertaking or agreement, the terms of which would affect in any way the ability of the undersigned to perform the undersigned’s obligations with respect to its Subject Securities as set out in this Agreement.

6.	Representation and Warranties of SEMAFO

SEMAFO hereby represents and warrants as follows, and acknowledges that the undersigned is relying upon these representations and warranties in connection with the entering into of this Agreement and the Combination Agreement:

(a)	SEMAFO has the capacity and has received all requisite approvals to execute and deliver this Agreement and perform its obligations hereunder;

(b)

this Agreement has been duly executed and delivered by SEMAFO and, assuming the due authorization, execution and delivery by the undersigned, constitutes a legal, valid and binding obligation, enforceable by the undersigned against SEMAFO in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general principles of equity;

(c)	neither the execution and delivery of this Agreement by SEMAFO, nor the compliance by SEMAFO with any of the provisions hereof will:

i.

result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, modification, acceleration, purchase or right of first refusal) under any of the terms, conditions or provisions of (i) any constating documents of SEMAFO, or (ii) any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which SEMAFO is a party or by which SEMAFO or any of its properties or assets may be bound;

ii.	require on the part of SEMAFO any filing with (other than pursuant to the requirements of applicable securities legislation (which filings SEMAFO will undertake)) or permit, authorization, consent or approval of any governmental entity or any other Person; or

iii.

subject to compliance with any approval contemplated by the Combination Agreement and applicable laws, violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to SEMAFO or any of its properties or assets; and

(d)

there is no legal or governmental action, suit, proceeding, claim, arbitration or investigation pending, or, to the knowledge of SEMAFO, threatened against SEMAFO or any of SEMAFO’s properties or assets that, individually or in the aggregate, could reasonably be expected to have an adverse effect on SEMAFO’s ability to consummate the transactions contemplated in this Agreement. There is no judgment or order against SEMAFO or any of SEMAFO’s properties or assets that could prevent impede or delay in any material respect any of the transactions contemplated in this Agreement, or that could reasonably be expected to have an adverse effect on SEMAFO’s ability to consummate the transactions contemplated by this Agreement.

7.	Further Assurances

The undersigned shall, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as SEMAFO may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement. Subject to the terms and conditions herein, the undersigned agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement and by the Combination Agreement.

8.	Disclosure

The undersigned consents to (i) the details of this Agreement being described in any information circular prepared by Savary or SEMAFO in connection with the Amalgamation and in any material change report or press release prepared by Savary or SEMAFO in connection with the execution and delivery of this Agreement and the Combination Agreement, and (ii) this Agreement being made publicly available, including by filing on SEDAR. The undersigned agrees promptly to give to SEMAFO and Savary any information either may reasonably require for the preparation of any disclosure documents mentioned in (i) above and agrees to promptly notify SEMAFO and Savary of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

9.	Alternative Transaction

If SEMAFO concludes that it is necessary or desirable to proceed with another form of transaction (including an insider bid or an arrangement) whereby SEMAFO or one of its affiliates would effectively acquire the Savary Shares or all or substantially all of the business, properties and assets of Savary on economic and other terms and conditions having consequences to the undersigned that are in substance equivalent to or better than those contemplated by the Combination Agreement (any such transaction, an Alternative Transaction), then the undersigned shall support, and cause to be supported, the completion of such Alternative Transaction in the same manner, mutatis mutandis, as the Amalgamation, in accordance with the terms and conditions of this Agreement, and shall otherwise fulfill its covenants contained in this Agreement, mutatis mutandis, in respect of such Alternative Transaction. In the event of any proposed Alternative Transaction, any reference in this Agreement to the Amalgamation or the Combination Agreement shall refer to the Alternative Transaction, to the extent applicable, and all terms, covenants, representations and warranties in this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction.

10.	Termination

It is understood and agreed that the respective rights and obligations hereunder of the undersigned and SEMAFO shall cease and this Agreement shall terminate on the earlier of: (a) the Effective Time; (b) the time that the Combination Agreement is terminated in accordance with its terms; or (c) the mutual written consent of SEMAFO and the undersigned.

11.	Remedies

It is recognized and acknowledged that a breach by any party of any obligations contained in this Agreement or any failure to perform any of the provisions of this Agreement in accordance with their specific terms will cause the other party to sustain irreparable harm for which money damages may not be an adequate remedy at law. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity and each party will waive, in any action for specific performance, interlocutory, preliminary and permanent injunctive relief and/or any other equitable relief, the defence of adequacy of a remedy at law and any requirement for the securing or posting of any bond in connection with the obtaining of any such relief. Such remedies shall not be deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies at law or in equity.

12.	Independent Legal Advice

The undersigned hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that the undersigned has either done so or waived his, her or its right to do so in connection with the entering into of this Agreement.

13.	Entire Agreement

This Agreement constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

14.	Successors and Assigns

The provisions of this Agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that SEMAFO may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates.

15.	Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all of the parties hereto.

16.	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

17.	Counterparts

This Agreement may be executed and delivered in multiple counterparts (including by facsimile, email or other electronic means), each of which shall be deemed an original, and such counterparts together shall constitute one and the same agreement.

18.	Language

The Parties expressly acknowledge that they have requested that this Agreement be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente soit rédigée en anglais seulement.

[Remainder of page intentionally left blank]

Please confirm your agreement with the foregoing by signing and returning a copy of this Agreement to the undersigned.

Yours truly,

Number and type of securities:	[COMPANY NAME]

Savary Shares	Per:
Options		Name:
Warrants		Title:
Address:

Number and type of securities:

Savary Shares	Individual Name:
Options	Address:
Warrants

Accepted and agreed this                  day of                                 , 2019

SEMAFO INC.

Per:
Name: Title:

[Support and Voting Agreement]